Exhibit 99.1

RLH CORPORATION CLOSES SALE OF

RED LION INN & SUITES BEND FOR $5.5 MILLION

Company sells sixth hotel in 2018 boosting asset light strategy

DENVER (April 17, 2018) — RLH Corporation (NYSE:RLH) announced today the sale of Red Lion Inn & Suites Bend for $5.5 million. The hotel marks the sixth of 11 hotels being marketed for sale previously disclosed in October 2017. All hotels, including Red Lion Inn & Suites Bend have signed franchise license agreements to retain their RLH Corporation brand.

RLH Corporation’s total gain on the sales is expected to be approximately $2 million, and $3.8 million of the proceeds of the sales were used for debt repayment at the closing. Together with the other five previously announced sales, RLH Corporation’s gain on sales is approximately $16 million.

“We are committed to our strategy we have outlined to become an asset light franchising company,” said RLH Corporation President and Chief Executive Officer Greg Mount. “So far in 2018 we have closed the sale on six of the 11 hotels we announced for sale in fall 2017. Each hotel has stayed in the RLH Corporation family of brands and will continue to drive return for the company.”

Red Lion Inn & Suites Bend accounted for $2.6 million in revenue on an annual basis in 2017. The hotel’s combined adjusted EBITDA on consolidated reporting was $0.8 million and RLH Corporation’s share of the adjusted EBITDA was approximately $0.4 million for 2017. This impact does not take into account the previously announced corporate overhead adjustments to reduce operating costs.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com